UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On June 17, 2014, Merrimack Pharmaceuticals, Inc. (“Merrimack”) and Sanofi agreed to terminate the License and Collaboration Agreement, dated as of September 30, 2009 and amended on February 18, 2011, between the parties (the “Agreement”). The Agreement had established a worldwide collaboration between the parties for the development and commercialization of Merrimack’s MM-121 product candidate.

In connection with the termination of the Agreement, among other things:

•	Sanofi delivered to Merrimack one-hundred eighty (180) days’ advance notice of termination of the Agreement. As a result, the Agreement is scheduled to terminate on December 17, 2014 unless Merrimack exercises its right to accelerate such date;

•	Sanofi will transfer ownership of the investigational new drug application for MM-121 to Merrimack in early July 2014, earlier than otherwise required; and

•	Merrimack waived Sanofi’s obligation to reimburse Merrimack for certain MM-121 development costs incurred after December 17, 2014.

Based on information provided in a Schedule 13G filed by Sanofi on April 2, 2012, Sanofi holds 5,217,391 shares, or approximately 5.0%, of Merrimack’s outstanding common stock. In addition, Merrimack and Sanofi are parties to a right of review agreement, which is described in Merrimack’s Annual Report on Form 10-K for year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: June 19, 2014	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Vice President and General Counsel